AST American Stock Transfer & Trust

Operations Center

6201 15th Avenue

Brooklyn NY 11219

www.amstock.com

info@amstock.com

(800) 937-5449

February 25, 2013

THE RED OAK FUND LP

145 4TH AVE SUITE 15A

NEW YORK NY 10003-4922

Re: THE RED OAK FUND LP

Company: DIGIRAD CORPORATION

Account: 13510 - 0000010445

To Whom It May Concern:

As of Tuesday, November 22, 2011, the open holdings in DIGIRAD CORPORATION account number 0000010445 are:

Certificates:

Certificate Number	Issuance Date	Amount
Total Shares		0

If you are not in possession of any of the aforementioned certificates, notify us immediately in writing to the address above attn: Lost Securities. Please include the certificate number that requires replacement.

Book Held Shares (also known as DRS Shares)

DRS Number	Issuance Date	Amount
BK*0000021	10/13/2011	1000
Total Shares		1000

Dividend Reinvestment or Direct Stock Purchase Shares

Transaction	Date	Share Amount
Total Shares		0

Total Market Value:	As of 11/21/2011	$1,970.00

Share prices are as of close of business the business day preceding this letter and are provided by a third party. AST does not guarantee the accuracy of such information and neither AST nor its provider will be liable for any informational errors, or for any actions taken in reliance on such prices.

Sincerely,

American Stock Transfer & Trust Company, LLC

Customer Service